DocuSign Envelope ID: CBBEAA73-BF23-4BE4-B2ED-21AFD7C4A776

Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

WY Secretary of State
FILED: 08/15/2022 09:32 AM
Original ID: 2015-000688114
Amendment ID: 2022-003776020

Profit Corporation
Articles of Amendment

1. Corporation name:
(Name must match exactly to the Secretary of State's records.)

ShiftPixy, Inc.

2. Article number(s) VIII is amended as follows:
See checklist below for article number information.

The provisions set forth in Exhibit A, attached hereto and incorporated herein by reference, are added at the end of Article VIII of the Amended and Restated Articles of Incorporation, as amended, as a second paragraph.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

Not applicable.

4. The amendment was adopted on 07/19/2022
(Date – mm/dd/yyyy)

5. Approval of the amendment: *(Please check **only one** appropriate field to indicate the party approving the amendment.)*

☐ **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

☑ **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: DocuSigned by: [signature] 17AB7FC74FC14C4... **Date:** 08/02/2022
(May be executed by Chairman of Board, President or another of its officers.) *(mm/dd/yyyy)*

Print Name: Scott W. Absher

Title: CEO

Contact Person: Mark A. Absher, In House Counsel

Daytime Phone Number: 786-626-7622

Email: mark.absher@shiftpixy.com

*(**An email address is required.** Email(s) provided will receive important reminders, notices and filing evidence.)*

Checklist

- ✓ ***Filing Fee: $60.00*** Make check or money order payable to Wyoming Secretary of State.
- ✓ **Processing time is up to 15 business days** following the date of receipt in our office.
- ✓ *Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article. ***Article number(s) is not the same as the filing ID number.***
- ✓ Please mail with payment to the address at the top of this form. **This form cannot be accepted via email.**
- ✓ Please review the form prior to submission. **The Secretary of State's Office is unable to process incomplete forms.**

EXHIBIT A

August 2022 Reverse Stock Split. Pursuant to the Wyoming Business Corporation Act, as amended, upon the filing and effectiveness of this amendment, which shall be deemed to occur at the close of business in Wyoming on August 25, 2022 (the "**Effective Time**"), every one hundred (100) shares of the Corporation's common stock, par value $0.0001 per share ("**Common Stock**"), issued and outstanding immediately prior to the Effective Time (including the number of shares of Common Stock issuable upon exercise or conversion of all issued and outstanding, options, warrants and convertible securities of every kind, excluding, however, any and all shares of Common Stock issuable upon conversion of any preferred stock of the Corporation) (the "**Old Shares**"), will automatically and without any action on the part of the respective holders thereof, or further action on the part of the Corporation, be combined, reclassified and changed into one (1) validly issued, fully paid and non-assessable share of Common Stock of the Corporation (each a "**New Share**" and collectively "**New Shares**"). The New Shares will have the same $0.0001 par value per share as the Old Shares. No fractional share(s) shall be issued in connection with the foregoing combination; all Old Shares that are held by a stockholder will be aggregated, and each stockholder shall be entitled to receive the number of New Shares resulting from the combination of the Old Shares so aggregated, provided that any fractions resulting from the reverse split computation shall be rounded up to the next whole share. The combination and conversion of the Old Shares into New Shares shall be referred to as the "**August 2022 Reverse Stock Split**." Each stock certificate that, immediately prior to the Effective Time, represented Old Shares shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of New Shares into which the Old Shares represented by such certificate shall have been reclassified, subject to the treatment of fractional shares as described above; provided that each holder of record of a certificate that represented Old Shares shall receive, upon surrender of such certificate, a new certificate representing the number of New Shares into which the Old Shares represented by such certificate shall have been reclassified, subject to the treatment of fractional shares as described above. The Corporation shall not be obligated to issue certificates evidencing the New Shares outstanding as a result of the August 2022 Reverse Stock Split unless and until the certificates evidencing the Old Shares held by a holder prior to the August 2022 Reverse Stock Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The authorized shares of Common Stock shall not be reduced or otherwise affected by either the August 2022 Reverse Stock Split or the Articles of Amendment implementing these provisions. In addition, neither the August 2022 Reverse Stock Split nor the Articles of Amendment implementing these provisions shall have any effect upon any stock of the Corporation other than the Common Stock.